UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	September 30, 2013

Pyramid Oil Company
(Exact name of registrant as specified in its charter)

California	001-32989	94-0787340
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2008 – 21st Street Bakersfield, California		93301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(661) 325-1000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Reference is made to Item 5.02 of this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2013, (1) John H. Alexander resigned as the President and Chief Executive Officer, and as a director, of Pyramid Oil Company, a California corporation (“Pyramid Oil”), (2) John E. Turco resigned as a director of Pyramid Oil, and (3) Michael D. Herman, currently the Chairman of the Board of Directors of Pyramid Oil, was appointed as the Interim President and Chief Executive Officer of Pyramid Oil.

Mr. Herman, age 56, has served as Pyramid Oil’s Chairman of the Board of Directors since 2005 and, following his purchases of Pyramid Oil common stock from Messrs. Alexander and Turco that are described below, owns approximately 39.5% of the outstanding common stock of Pyramid Oil (not including the 100,000 shares that Mr. Herman will acquire in April 2014). Mr. Herman has extensive experience in the oil and gas industry. Since July 27, 2010, Mr. Herman has served as the Chairman of the Board of Directors and Chief Executive Officer of Denver-based energy services company Enservco Corporation, whose common stock is registered under the Securities Exchange Act of 1934, and which provides various energy-related services such as water hauling and disposal, acidizing, frac heating and hot oil services to customers in North Dakota, Kansas, Oklahoma, Colorado, Utah, Wyoming, Pennsylvania and New Mexico. In July 2010, Enservco acquired Mr. Herman’s interest (and the interests of the other equity owners) in Heat Waves Oil Service, LLC and Dillco Fluid Services, Inc. Mr. Herman has been active in private oil and gas exploration and production businesses since the mid-1980s.

Pyramid Oil has a commenced a search for two independent directors to replace Messrs. Alexander and Turco.

As part of this Board of Directors and management transition, Mr. Herman purchased 243,579 shares of Pyramid Oil common stock from Mr. Turco at a purchase price of $6.00 per share. In addition, Mr. Herman purchased 95,592 shares of Pyramid Oil common stock from Mr. Alexander at a purchase price $6.00 per share, and will purchase an additional 100,000 of Mr. Alexander's shares by April 5, 2014, at the same price.

In connection with Mr. Alexander’s resignation, Mr. Alexander and Pyramid Oil entered into a Settlement Agreement and General Release of Claims, dated as of September 30, 2013 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, among other things:

•	Mr. Alexander’s existing employment agreement terminated effective as of September 30, 2013;

•	Pyramid Oil agreed to pay an aggregate amount of $967,329.08 to Mr. Alexander in satisfaction of amounts that are owed to Mr. Alexander under his employment agreement, with such amount to be paid in three equal installments of $322,443 each, on April 5, 2014, January 5, 2015, and January 5, 2016;

•	Pyramid Oil agreed to secure these payments owed to Mr. Alexander in a “rabbi trust” pursuant to a Trust Agreement, dated as of October 1, 2013 between Pyramid Oil and Gilbert Ansolabehere, as trustee (the “Trust Agreement”);

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•	Mr. Alexander agreed to resign as a director and officer of Pyramid Oil;

•	Pyramid Oil and Mr. Alexander entered into a Consulting Agreement, dated as of October 1, 2013 (the “Consulting Agreement”), pursuant to which Mr. Alexander will serve as a consultant to Pyramid Oil on a part-time basis through September 30, 2014 for a fee of $10,000 per month;

•	Pyramid Oil and Mr. Alexander waived known and unknown claims against each other;

•	Mr. Herman agreed to purchase shares of Pyramid Oil common stock held by Messrs. Alexander and Turco, as described above; and

•	Pyramid Oil and Mr. Alexander entered into an Indemnity Agreement, dated as of September 30, 2013 (the “Indemnity Agreement”), pursuant to which Pyramid Oil agreed to indemnify Mr. Alexander against certain claims, losses, costs and expenses that may result in the future from lawsuits and other proceedings in connection with his service as a director and an officer of Pyramid Oil.

The Settlement Agreement states that certain members of the Board of Directors of Pyramid Oil, including Mr. Herman (Pyramid Oil’s largest shareholder), have views that conflict with Mr. Alexander’s views regarding Pyramid Oil’s acquisition policies, and that Pyramid Oil and Mr. Alexander desired to resolve those disputes by entering into the Settlement Agreement, one term of which includes Mr. Alexander’s resignation. Pyramid Oil has provided Mr. Alexander with a copy of this Current Report on Form 8-K, and Mr. Alexander has advised Pyramid Oil that he agrees with the statements that are contained in this Current Report on Form 8-K. Mr. Turco did not advise Pyramid Oil that his resignation as a director was a result of a disagreement with the company on any matter relating to the company’s operations, policies or practices.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, the Trust Agreement, the Consulting Agreement and the Indemnity Agreement, which are filed as Exhibits 10.1, 10.2, 10. 3 and 10.4, respectively, and which are incorporated herein by reference.

On October 1, 2013, Pyramid Oil issued a press release regarding certain of the matters which are discussed in this Item 5.02. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1	Settlement Agreement and General Release of All Claims, dated as of September 30, 2013, between Pyramid Oil Company and John H. Alexander.

10.2	Trust Agreement, dated as of October 1, 2013, between Pyramid Oil Company and Gilbert Ansolabehere, as trustee.

10.3	Consulting Agreement, dated as of October 1, 2013, between Pyramid Oil Company and John H. Alexander.

10.4	Indemnity Agreement, dated as of September 30, 2013, between Pyramid Oil Company and John H. Alexander.

99.1	Press Release of Pyramid Oil Company dated October 1, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PYRAMID OIL COMPANY

October 3, 2013	By:	/s/ Michael D. Herman
Name: Michael D. Herman
Title: Interim President and Chief Executive Officer

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